Exhibit 99.(a)(5)(A)

FOR IMMEDIATE RELEASE

Mount Logan–Managed Opportunistic Credit Interval Fund (SOFIX) to Acquire $100+ Million of Assets from Yieldstreet Alternative Income Fund (YS AIF)

Definitive agreement signed for SOFIX to acquire assets from YS AIF for newly issued shares of SOFIX.

YS AIF and SOFIX investors gain access to a larger investment vehicle with greater scale, economic efficiency and increased portfolio diversification.

Mount Logan currently estimates, on a full-year basis, transaction to increase fee-related earnings (FRE) by at least $2.8 million, or more than 30% of TTM FRE.1

Mount Logan’s total cost, inclusive of its definitive transition services agreement with YS AIF’s advisor, is expected to make the transaction immediately accretive to Mount Logan.

Transaction expected to close in late Q2 or Q3 2026, subject to regulatory and YS AIF shareholder approvals.

March 19, 2026 – New York, NY – Mount Logan Capital Inc. (“MLCI” and “Mount Logan”) today announced that Opportunistic Credit Interval Fund (“SOFIX”), a fund managed by MLCI’s wholly owned registered investment advisor Mount Logan Management, LLC (“MLM”), entered into definitive agreements to acquire the assets of Yieldstreet Alternative Income Fund Inc. (“YS AIF”) (the “Asset Acquisition”). In addition to the Asset Acquisition, MLM entered into a Transition Services Agreement (“TSA”) with Willow Asset Management LLC (“Willow Wealth”), the advisor of YS AIF, for access to the books and records of YS AIF.

The Asset Acquisition is expected to increase SOFIX’s assets by over $100 million, nearly doubling the fund’s size. Mount Logan estimates the transaction could generate $2.8 million1 or more of incremental annual fee-related earnings (“FRE”), representing more than 30% of Mount Logan’s trailing twelve-month FRE as of December 31, 2025. We expect the transaction to be immediately accretive to Mount Logan’s FRE upon closing.

1 Estimated FRE contribution from acquired assets based on current management and incentive fee structure of SOFIX with $100 million in additional assets. Actual contribution of the incentive fee portion of this amount is dependent on performance and actual results may differ materially from these projections. See “Estimates and Assumptions” for additional information.

“This transaction is a significant milestone for Mount Logan and is our first strategic AUM acquisition since our business combination with 180 Degree Capital,” said Ted Goldthorpe, Chief Executive Officer of Mount Logan. “Scaling permanent and semi-permanent capital vehicles is central to our long-term strategy. This transaction is expected to nearly double SOFIX’s net assets, it will reduce its expense ratio, enhances its positioning with existing and prospective investors, and it increases Mount Logan’s recurring FRE base. The YS AIF portfolio is highly complementary to SOFIX’s existing holdings and expands our exposure to cash-flowing specialty finance and asset-backed credit assets. We believe the transaction is immediately accretive to Mount Logan and positions us to pursue additional disciplined AUM growth opportunities.”

“YS AIF was built to give individuals access to alternative income, and we believe moving its assets into a larger fund like SOFIX that has strong historical performance, reports a daily net asset value per share, and is managed by a specialized asset manager like Mount Logan, is a logical step forward,” said Ted Yarbrough, Chief Investment Officer at Willow Wealth. “This transaction also reflects our continued evolution as an investment platform as we seek out new opportunities to provide our clients with greater access to scaled investment vehicles.”

Details of the Asset Acquisition

SOFIX and YS AIF have entered into an Agreement and Plan of Reorganization whereby SOFIX will acquire the assets and non-discharged liabilities of YS AIF at the closing net asset value in exchange for newly issued shares of beneficial interests of SOFIX.

The Board of Trustees of SOFIX and the Board of Directors of YS AIF each have unanimously approved the Asset Acquisition. The Asset Acquisition is intended to be treated as a tax-free reorganization for YS AIF’s shareholders. The Asset Acquisition is subject to certain regulatory approvals and approvals by the holders of a majority of the outstanding shares of YS AIF, in addition to other customary closing conditions, including a registration statement being declared effective by the United States Securities and Exchange Commission (the “SEC”) relating to the shares of beneficial interest of SOFIX being issued to the shareholders of YS AIF in the Asset Acquisition. The transaction does not require a vote of SOFIX shareholders to be completed. Subject to the requisite approval by YS AIF shareholders and the satisfaction of customary closing conditions, the transaction is currently expected to be completed in late Q2 or Q3 2026.

In addition, in light of the proposed Asset Acquisition, effective immediately, YS AIF has suspended the offering of its shares for sale. However, the automatic dividend reinvestment plan will continue to operate for shareholders of YS AIF who have elected to participate in the automatic dividend reinvestment plan.

Details of the Transition Services Agreement

MLM and Willow Wealth have entered into a two-year Transition Services Agreement whereby MLM will receive access to certain books and records of YS AIF following the closing of the Asset Acquisition (the “Closing”) in exchange for $2 million in cash and $1 million in newly issued common stock of MLCI at Closing, and up to $2 million in aggregate additional cash consideration paid ratably and quarterly over two years subject to certain requirements. The $1 million in newly issued common stock will be subject to lock-up provisions.

Advisors

Dechert LLP is serving as legal counsel to Mount Logan and Thompson Hine LLP is serving as legal counsel to SOFIX.

Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel to the special committee of the Board of Directors of YS AIF. Stradley Ronon Stevens & Young LLP is serving as legal counsel to YS AIF, and Nelson Mullins LLP is serving as legal counsel to Willow Wealth.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an integrated alternative asset management and insurance solutions firm focused on generating durable, fee-based revenue and long-term value creation. The Company leverages differentiated investment strategies alongside permanent insurance capital to deliver attractive, risk-adjusted returns across market cycles.

Through its subsidiaries, Mount Logan Management LLC and Ability Insurance Company, Mount Logan manages and invests across private and public credit markets in North America and operates an insurance platform that provides long-duration liabilities to support its credit investment strategies. This integrated platform is designed to provide stable earnings, downside protection, and a low risk of principal impairment through the credit cycle.

As of December 31, 2025, Mount Logan Capital had over $2.1 billion in assets under management.

About Willow Wealth

Willow Wealth enables members to build a private markets portfolio across real estate, private credit, private equity, and more. Our platform provides access to differentiated individual investments and diversified funds, as well as an automated investing solution that handles everything for you. Willow Wealth’s platform aims to make private markets investing simple and accessible.

Estimates and Assumptions

This press release includes unaudited financial and business projections. These projections, and their underlying assumptions, are inherently unpredictable and undue reliance should not be placed thereon.

These estimates reflect internal financial models that Mount Logan uses in connection with its strategic planning and are based on numerous variables and assumptions made by Mount Logan’s management with respect to industry performance, general business, economic, regulatory and financial conditions and other future events, as well as matters specific to Mount Logan’s businesses, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Mount Logan’s management. As a result, these estimates constitute forward-looking statements and are subject to many risks and uncertainties that could cause actual results to differ materially from these projections. Please carefully consider “Cautionary Statement Regarding Forward-Looking Statements” below. There can be no assurance that these estimates will be realized or that actual results will not be significantly different than projected.

The inclusion of these estimates in this press release should not be regarded as an indication that Mount Logan or any of its affiliates, advisors, officers, directors or representatives considered or considers such estimates to be necessarily predictive of actual future events, and these estimates should not be relied upon as such. The inclusion of these estimates herein should not be deemed an admission or representation by Mount Logan that its management views these estimates as material information.

Certain of the estimates and projections set forth herein may be considered non-GAAP financial measures, including FRE. There are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included by generally accepted accounting principles in the United States (“GAAP”). Non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used by Mount Logan may not be comparable with similarly titled amounts used by other companies. No reconciliation of these non-GAAP measures was created or used in connection with preparing the estimates included herein.

Cautionary Statement Regarding Forward-Looking Statements

This press release, and oral statements made from time to time by representatives of Mount Logan or SOFIX may contain statements of a forward-looking nature relating to future events within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would,” “forecasts,” “seeks,” “future,” “proposes,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Forward-looking statements are not statements of historical fact and reflect Mount Logan’s or SOFIX’s current views about future events. Such forward-looking statements include, without limitation, statements about the expected timing and benefits of the transaction, the expected increase in FRE and accretive nature of the SOFIX-Yieldstreet Alternative Income Fund transaction, future financial and operating results, Mount Logan’s or SOFIX’s plans, objectives, expectations and intentions regarding our business strategy and plans, and other statements that are not historical facts, including but not limited to the inability to complete and recognize the anticipated benefits of the transaction on the anticipated timeline or at all, purchase price adjustments, unexpected costs related to the transaction, future results of operations, projected cash flow and liquidity, business strategy, shareholder liquidity and the payment of dividends to shareholders of Mount Logan or SOFIX, and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this press release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those projected. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Readers should carefully review the statements set forth in the reports, which Mount Logan and SOFIX have filed or will file from time to time with the SEC or on SEDAR+ and any risk factors contained in such reports, which may cause results to differ.

Each of Mount Logan and SOFIX do not undertake any obligation, and expressly disclaims any obligation, to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Any discussion of past performance is not an indication of future results. Investing in financial markets involves a substantial degree of risk. Investors must be able to withstand a total loss of their investment. The information herein is believed to be reliable and has been obtained from sources believed to be reliable, but no representation or warranty is made, expressed or implied, with respect to the fairness, correctness, accuracy, reasonableness or completeness of the information and opinions. The information contained on the website of Mount Logan or SOFIX is not incorporated by reference into this press release. Neither Mount Logan nor SOFIX is responsible for the contents of third-party websites.

No Offer or Solicitation

This press release is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this release is not, and under no circumstances is it intended to be and does not constitute an offer to sell or the solicitation of an offer to purchase any securities in MLCI, SOFIX, YS AIF or in any fund or other investment vehicle in any jurisdiction pursuant to the proposed transactions or otherwise, nor is it intended to solicit a proxy from any shareholder of YS AIF.

Additional Information and Where to Find It

Additional information regarding the Asset Acquisition transaction will be presented in a proxy statement/prospectus that will be provided to YS AIF shareholders at a meeting of YS AIF shareholders.

The proxy statement/prospectus has yet to be filed with the SEC. After the proxy statement/prospectus is filed with the SEC, it may be amended or withdrawn at any time. The proxy statement/prospectus will not be distributed to shareholders of YS AIF unless and until a registration statement comprising the proxy statement/prospectus is declared effective by the SEC. When available and effective, as applicable, YS AIF shareholders are encouraged to review the proxy statement/prospectus on the SEC website at www.sec.gov or on the fund’s website at www.yieldstreetalternativeincomefund.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Participants in the Solicitation

SOFIX, MLCI, MLM, YS AIF and Willow Wealth and their respective directors/trustees, officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of YS AIF in connection with the proposed Asset Acquisition. Information regarding the persons who may be deemed participants in such solicitation will be set forth in the proxy statement/prospectus relating to the proposed Asset Acquisition when it is filed with the SEC. Shareholders may obtain additional information regarding the interests of the participants in the solicitation of proxies in connection with the proposed Asset Acquisition by reading the proxy statement/prospectus when it becomes available.

Contacts:

Mount Logan Capital Inc.

650 Madison Ave, Floor 3

New York, NY 10022

mlc.ir@mountlogan.com

Andrew Berger

SM Berger & Company

andrew@smberger.com